Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2020 Restricted Shares Plan of Legend Biotech Corporation of our reports dated March 19, 2024, with respect to the consolidated financial statements of Legend Biotech Corporation and the effectiveness of internal control over financial reporting of Legend Biotech Corporation included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
November 14, 2024